EXHIBIT 99

                                G. Robert Quist
                                ---------------


1/       Received pursuant to a 5% stock dividend paid on January 22, 2005.


2/ Includes 5,735 shares of Class A Common Stock and 22,924 shares of Class C Common Stock owned jointly by the reporting person and his former wife, Beth Quist, including 273 shares of Class A Common Stock and 1,092 shares of Class C Common Stock that were allocated on January 22, 2005 pursuant to a stock dividend declared on December 10, 2004. Does not include 37,452 shares of Class A Common Stock and 184,098 shares of Class C Common Stock owned indirectly by the reporting person, including (A) 10,039 shares of Class A Common Stock acquired pursuant to the Security National Financial Corporation Tax-Favored Retirement Savings Plan (401(k) Plan) and allocated to the reporting person's account (including 695 shares of Class A Common Stock the reporting person acquired under the 401(k) Plan between April 1, 2004 and December 31, 2004, and 478 shares of Class A Common Stock that were allocated to the reporting person's account on January 22, 2005 pursuant to a 5% stock dividend declared on December 10, 2004), of which the reporting person disclaims voting and investment powers with respect to such shares; (B) 572 shares of Class A Common Stock and 15,082 shares of Class C Common Stock held by Associated Investors, a Utah general partnership (including 27 shares of Class A Common Stock and 718 shares of Class C Common Stock that were allocated to the reporting persons partner's account on January 22, 2005 pursuant to a 5% stock dividend declared on December 10, 2004), of which the reporting person disclaims voting and investment powers with respect to such shares; (C) 13,607 shares of Class A Common Stock and 169,016 shares of Class C Common Stock acquired under the Security National Financial Corporation Employee Stock Ownership Plan (ESOP), in reliance on old Rule 16a-8(g)(3) (including 648 shares of Class A Common Stock and 8,048 shares of Class C Common Stock that were allocated to the reporting person's account on January 22, 2005 pursuant to a 5% stock dividend declared on December 10, 2004), of which the reporting person disclaims voting and investment powers with respect to such shares; and
         (D) 13,234 shares of Class A Common Stock acquired under the Security National Financial Corporation Deferred Compensation Plan (including 2,895 shares of Class A Common Stock the reporting person acquired under the Deferred Compensation Plan between April 1, 2004 and December 31, 2004, and 630 shares of Class A Common Stock that were allocated to the reporting person's account on January 22, 2005 pursuant to a 5% stock dividend on December 10, 2004), of which the reporting person disclaims voting powers with respect to such shares. The reporting person disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

3/ Grant to reporting person of options to purchase 35,000 shares of Class A Common Stock under the Security National Financial Corporation 1993 Stock Option Plan. The options became exercisable on March 21, 2003, but any shares of Class A Common Stock acquired from the exercise of the options shall be forfeited if the reporting person does not remain employed by the Company for the later of (i) five years following the date of grant or March 21, 2013, or (ii) two years following the date these options have been exercised by the reporting person.

4/ Grant to reporting person of options to purchase 10,000 shares of Class A Common Stock under the Security National Financial Corporation 2003 Stock Option Plan. The options became exercisable on December 10, 2004.